Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Amendment No. 2 to Registration Statement No. 333-222852 on Form S-1 and Registration Statement No. 333-219990 on Form S-8 of Forbes Energy Services, Ltd. of our report dated May 4, 2018 (January 24, 2019, as to the effects of the adoption of ASU 2016-18 “Statement of Cash Flows (Topic 230) Restricted Cash” as described in Note 3) relating to the financial statements of Cretic Energy Services, LLC as of and for the year ended December 31, 2017 appearing in this Current Report on Form 8-K/A of Forbes Energy Services, Ltd.

DELOITTE & TOUCHE LLP
Houston, Texas
January 24, 2019